EXHIBIT 99.1

FOR IMMEDIATE RELEASE

FOR INVESTOR RELATIONS CONTACT:
Michael Manahan, Chief Executive Officer
PracticeXpert, Inc.
818-591-0081
mike@pxpert.com

               PRACTICEXPERT APPOINTS NEW CHIEF EXECUTIVE OFFICER

CALABASAS, Calif., March 16, 2006 - PracticeXpert, Inc. (OTCBB: PXPT), today announced that Michael Manahan was appointed the new chief executive officer of the company.

Mr. Manahan previously held the position of executive vice president funding, acquisitions, strategic and investor relations and also held the position of chief financial officer of the company. He will retain the position of chief executive officer while the board of directors undertakes a search for a permanent chief executive officer.

Jonathan Doctor will remain with the company as chairman of the board and president, and will focus his attention on internal operations, customer relations and sales.

On the change, Mr. Manahan stated, "The challenges of managing our business for growth and profitability and exploiting strategic opportunities to enhance shareholder value are substantial. As the new chief executive officer, it is my intention to focus on those issues most critical to the broader vision of our company, such as raising capital, developing strategic relationships and pursuing strategic and synergistic acquisitions."

Mr. Doctor stated that, "We believe that after our internal business reorganization and restructuring, we now have a more streamlined, operationally focused business, which centers on our two core product offerings: revenue management and practice management services; and electronic medical records software. Our goal is to ensure that we continue to improve our business model and provide the highest level of customer satisfaction to our current and future clients."




ABOUT PRACTICEXPERT, INC.

PracticeXpert provides turn-key practice management services and technology solutions to medical practitioners that improve operational efficiencies and enhance cash flow. PracticeXpert offerings include medical billing, accounts receivable management, practice management, consulting, seminars, practice management software, electronic medical records software and related services. PracticeXpert bundles its technology applications with its billing and other practice management services to provide a complete and integrated solution to its physician customers. To find out more about PracticeXpert, Inc. (OTCBB:PXPT), visit our website at www.practicexpert.com.


This release and other written or oral statements made from time to time by PracticeXpert may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like "intends", "expects", "assumes", "projects", "anticipates", "estimates", "we believe", "could be", and other words of similar meaning, are forward-looking statements. These statements are based on management's expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: PracticeXpert's success in obtaining, retaining and selling additional services to clients; the pricing of products and services; changes in laws regulating medical billing, practice management and electronic medical record systems; market and economic conditions, including interest rate trends; competitive conditions; stock market activity; changes in technology; availability of skilled employees and associates, the impact of new acquisitions and divestitures, and other factors discussed in PracticeXpert's filings with the Securities and Exchange Commission. PracticeXpert disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.